Pricing Supplement No. 2                        Filed Pursuant to Rule 424(b)(3)
dated October 24, 2002                Registration Nos. 333-89202, 333-89202-01,
(To Prospectus dated                               333-89202-02 and 333-89202-03
August 9, 2002 and
Prospectus Supplement dated
September 10, 2002)



                              ZIONS BANCORPORATION
                       Senior Medium-Term Notes, Series A
                                   -----------

         This Pricing Supplement accompanies and supplements the Prospectus dated August 9, 2002 as supplemented by the Prospectus Supplement dated September 10, 2002. The notes have the terms set forth below and elsewhere in this Pricing Supplement.


Principal Amount: Up to $50,000,000. See       Initial Settlement
                  "Other Provisions" below.    Date: October 29, 2002

Interest Rate: Three-month LIBOR               Issue Price:  99.90%
               plus 50 basis points.

Underwriting Discount:  0.10%                  Net Proceeds to Zions:  99.80%


Agent acting in the capacity as:  [ ]  Agent   [X]  Principal
      If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [X] The Notes are being offered at a fixed initial public offering price of 99.90% of principal amount plus accrued interest from October 15, 2002.

      If as Agent: the Notes are being offered at a fixed initial public offering price of ___% of Principal Amount.

Other Provisions:

         Zions Bancorporation intends to apply to list the notes on the New York Stock Exchange and, assuming the notes are approved for listing by the New York Stock Exchange, expects trading in the notes to begin within 30 days after the Settlement Date.

         The notes that Zions Bancorporation is offering by this pricing supplement are a further issuance of, are fungible with and are consolidated to form a single series with our Senior Floating Rate Notes Due October 15, 2004 issued on October 23, 2002. The aggregate principal amount of this series of notes may be up to $50,000,000. Currently, $25,000,000 aggregate principal amount of those notes are outstanding. Zions Investment Securities, Inc. will use its reasonable best efforts to solicit purchases of the notes. Zions Bancorporation may from time to time, without the consent of the existing holders of the notes, create and issue further notes having the same terms and conditions as the notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of the interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding notes.

                                   -----------

         THESE NOTES WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF OURS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Zions Bancorporation may use this pricing supplement in the initial sale of any note. In addition, Zions Investment Securities, Inc. or any other affiliate of Zions Bancorporation may use this pricing supplement in a market-making transaction in any note after its initial sale. UNLESS ZIONS BANCORPORATION OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PRICING SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.


                        ZIONS INVESTMENT SECURITIES, INC.
                                   -----------

Stated Maturity: October 15, 2004

Interest Payment Dates: January 15, April 15, July 15 and October 15,
                        commencing January 15, 2003

Interest Rate Basis:

   [ ]  CD Rate:                           [ ]  EURIBOR
   [ ]  Prime Rate:                        [ ]  Treasury Rate
   [ ]  Commercial Paper Rate:             [ ]  Federal Funds Rate
   [ ]  LIBOR:  (Reuters Page____)         [ ]  Other:___________
   [X]  LIBOR (Telerate Page 3750)

Index Currency:  U.S. Dollars               Index Maturity:  3 months

Initial Interest Rate: 2.3275%

Maximum/Minimum Interest Rate:  None

Interest Reset Period and Dates:  Quarterly; January 15, April 15, July 15 and
                                  October 15

Spread (+/-):  +.50                         Spread Multiplier: None

Rate of interest on any overdue principal, premium and/or interest: applicable quarterly Interest Rate

Redemption:
   [ ] The Notes cannot be redeemed prior to the Stated Maturity.
   [X] The Notes may be redeemed prior to the Stated Maturity.
           Redemption Commencement Date: October 15, 2003; the notes may be redeemed in whole, and not in part, on
                                         the Redemption Commencement Date and
                                         on each Interest Reset Date subsequent
                                         to the Redemption Commencement Date.
                                         If Zions Bancorporation exercises an
                                         option to redeem any of the notes,
                                         Zions Bancorporation will give to the
                                         trustee and the holder written notice
                                         of the principal amount of notes to be
                                         redeemed, not less than 10 business
                                         days nor more than 60 calendar days
                                         before the applicable redemption date.
           Redemption Price: 100%

Optional Repayment:
   [X] The Notes cannot be repaid prior to the Stated Maturity.
   [ ] The Notes can be repaid prior to the Stated Maturity at the option of the holder of the Notes.

Authorized Denomination:
   [X] $1,000 and integral multiples of $1,000 in excess thereof
   [ ] Other:

Original Issue Discount:       [ ]  Yes   [X]  No
      Total Amount of OID: N/A
      Yield to Maturity: N/A
      Initial Accrual Period: N/A

Defeasance:
      Full Defeasance:         [ ]  Yes   [X] No
      Covenant Defeasance:     [ ]  Yes   [X] No

Sinking Fund: [ ] Yes   [X] No

Form:  [X] Book-Entry   [ ] Certificated